Exhibit 99.1

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, IL 60062

NEWS

FOR IMMEDIATE RELEASE

Nanosphere Announces Record First Quarter Revenues and Strengthens Balance Sheet with $27 Million Debt and Equity Financing

•	Q1 2013 revenues were $2.4 million, an 82% increase over Q1 2012

•	2013 guidance re-affirmed at $13 million to $15 million in revenue and 200 to 250 customer placements

•	$27 million of new capital from $22 million debt facility and $5 million stock sale

•	William Blair Small Cap Growth Fund to purchase the $5 million of common shares through underwritten registered offering

NORTHBROOK, IL, May 8, 2013 – Nanosphere, Inc. (NASDAQ: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, today reported financial results for the first quarter ended March 31, 2013. In addition, the Company announced that it secured $27 million in new capital.

Michael McGarrity, Chief Executive Officer of Nanosphere, stated, “We are pleased to see our growing customer base confirm the value of our gram positive blood culture test. We are extending our lead in molecular-based infectious disease testing through sustained growth in the number of customers utilizing our gram positive test and continued development of our strong menu pipeline, including our gram negative and enteric assays.”

Operational Results

First quarter revenue was $2.4 million compared to $1.3 million in the first quarter of 2012 and $1.6 million in the fourth quarter of 2012. The 82% year-over-year growth was driven primarily by consumable sales that increased by 123%. Nanosphere re-affirms full year 2013 revenue guidance of $13 million to $15 million.

Placements in the first quarter of 2013 were 46 and full year 2013 guidance of 200-250 is also re-affirmed.

Costs of product sales increased to $1.5 million in the first quarter of 2013 from $0.9 million in the first quarter of 2012 due to increased volume. Gross margins increased to 35% in the first quarter of 2013 from 30% in the first quarter of 2012 driven by lower per unit cartridge manufacturing costs attributable to both volume and production cost reduction efforts.

Selling, general and administrative expenses in the first quarter of 2013 increased to $5.3 million from $4.0 million in the first quarter of 2012 due to field sales and customer support team expansion, accrued severance expenses and clinical trial expenses supporting the Company’s expanding pipeline.

Research and development expenses in the first quarter of 2013 decreased to $4.1 million from $4.4 million in the same period of 2012. The decrease was driven by reductions in assay development materials spending and equipment depreciation.

Net loss for the first quarter of 2013 was $8.5 million, compared with $8.1 million in first quarter of 2012.

Cash flow for the first quarter of 2013 was negative $8.8 million. Cash at March 31, 2013 was $24.3 million. Pro forma cash as of March 31, 2013 including the first tranche of the loan agreement and the sale of common stock is $40.8 million. The pro forma March 31, 2013 cash balance of $40.8 million is derived by adding the $11.8 million in net proceeds from the first tranche of the May 6, 2013 debt facility and $4.7 in net proceeds from the May 8, 2013 underwritten registered offering to the reported March 31, 2013 cash balance of $24.3 million.

Financing

Nanosphere has secured $27 million in financing through a $22 million term loan agreement with Oxford Finance LLC and Silicon Valley Bank and a sale of $5 million of common stock to William Blair Small Cap Growth Fund through an underwritten registered offering. Proceeds from the loan and stock sale will be used for general corporate purposes including funding of working capital to support Nanosphere’s commercial scale-up.

The term loan includes an initial gross tranche of $12 million to be drawn immediately and a second tranche of $10 million that can be drawn between December of 2013 and April of 2014 if certain conditions are met.

Nanosphere also raised $5 million through the sale of 1,923,077 shares in an underwritten registered offering at a price of $2.60 per share that are to be purchased by William Blair Small Cap Growth Fund. The offering is expected to close on or about May 13, 2013, subject to satisfaction of customary closing conditions. The offering was made pursuant to a prospectus supplement to the Company’s base prospectus, dated May 8, 2013, filed as part of the Company’s effective $100 million shelf registration statement.

The prospectus supplement relating to the offering will be filed with the SEC and can be obtained through the website of the SEC at www.sec.gov. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Conference Call Details

Wednesday, May 8, 2013 at 11:00 A.M., Eastern Time

Domestic:	888-680-0879
International:	617-213-4864
Passcode:	30587177

Webcast: http://www.nanosphere.us/page/investor-overview

Replay: Through May 15, 2013 on the Company’s website or by dialing:

Domestic:	888-286-8010
International:	617-801-6888
Passcode:	15031674

About Nanosphere, Inc.

Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for direct genomic and ultra-sensitive protein detection. This easy to use and cost effective platform enables simple, low cost and highly sensitive genomic and protein testing on a single platform. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Nanosphere, Inc.

Roger Moody, 847-400-9021

Chief Financial Officer

rmoody@nanosphere.us

or

LifeSci Advisors

Michael Rice, 646-597-6979

Founding Partner

mrice@lifesciadvisors.com

Nanosphere, Inc.

Statements of Operations

(dollars and shares in thousands except per share data)

(Unaudited)

	Three Month Periods Ended March 31,
	2013	2012
REVENUE:
Product sales	$2,369	$1,286
Grant and contract revenue	—	13

Total revenue	2,369	1,299
COSTS AND EXPENSES:
Cost of sales	1,537	913
Research and development	4,062	4,435
Sales, general, and administrative	5,309	4,025

Total costs and expenses	10,908	9,373

Loss from operations	(8,539)	(8,074)
OTHER INCOME (EXPENSE):
Foreign exchange gain (loss)	(2)	(1)
Interest income	7	14

Total other income (expense)	5	13

NET LOSS	$(8,534)	$(8,061)

Net loss per common share — basic and diluted	$(0.15)	$(0.18)
Weighted average number of common shares outstanding — basic and diluted	55,802	43,716

Nanosphere, Inc.

Condensed Balance Sheets

(dollars in thousands)

(Unaudited)

	March 31,	December 31,
	2013	2012
Cash and cash equivalents	$24,315	$33,139
Other current assets	10,361	8,637

Total current assets	34,676	41,776
Net property and equipment	3,096	2,872
Intangible assets - net of accumulated amortization	2,652	2,733
Other assets	75	76

Total assets	$40,499	$47,457

Total liabilities	$6,402	$5,225
Total stockholders’ equity	34,097	42,232

Total liabilities and stockholders’ equity	$40,499	$47,457